RWC – Compliance

Code of Ethics – RWCLLP and RWCLLC

v2013.1

CODE OF ETHICS

For RWC Asset Management LLP (“RWCLLP”)

and RWC Asset Advisors (US) LLC (“RWCLLC”)

(collectively referred to herein as RWC)

March 2013.1

Section 1—Background

This Code of Ethics is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and has been adopted by RWC to apply to each Access Person1 of RWC.

The Advisers Act makes it unlawful for investment advisers to engage in fraudulent personal securities transactions. Rule 204A-1 under the Advisers Act requires an investment adviser covered by the Rule to adopt a Code of Ethics that contains provisions reasonably necessary to prevent an Access Person from engaging in conduct prohibited by the principles of the Rule. The Rule also requires that reasonable diligence be used and procedures be instituted which are reasonably necessary to prevent violations of the Code of Ethics.

Section 2—Statement of General Fiduciary Principles

The Code of Ethics is based on fundamental principles that RWC and its Access Persons must put client interests first. As an investment adviser, RWC has fiduciary responsibilities to its clients, including the private funds (the “clients”) for which it serves as investment adviser. Among RWC’s fiduciary responsibilities is the responsibility to ensure that its Access Persons conduct their personal securities transactions in a manner which does not interfere or appear to interfere with any client transactions or otherwise take unfair advantage of their relationship to clients. All RWC Access Persons must adhere to this fundamental principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an Access Person’s fiduciary responsibilities to clients. Accordingly, all RWC Access Persons must seek to avoid any actual or potential conflicts between their personal interest and the interest of clients. In sum, all RWC Access Persons shall place the interest of clients before personal interests.

All supervised persons are required to comply with applicable federal securities laws.

Section 3—Insider Trading Policy

All RWC Access Persons are subject to RWC’s Policy Against the Misuse of Material Non-public Information (the “Insider Trading Policy”), which is considered an integral part of this Code of Ethics. The Insider Trading Policy, which is set forth separately in the RWC Compliance Manual (the “Manual”),

[1]

Any employee or supervised person: (i) Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client, or (ii) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Note: If providing investment advice is the of the primary business of the advisor, all of RWC directors, officers and partners are presumed to be Access Persons.

Supervised Person is defined as any of RWC’s officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on RWC’s behalf and is subject to RWC’s supervision or control.

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prohibits RWC Access Persons from buying or selling any security while in the possession of material nonpublic information about the issuer of the security. The policy also prohibits RWC Access Persons from communicating to third parties any material nonpublic information about any security or issuer of securities. Additionally, no RWC Access Person may use inside information about RWC’s activities or the activities of any RWC entity to benefit clients or to gain personal benefit. Any violation of the Insider Trading Policy may result in sanctions, which could include termination of employment with RWC. (See Section 7 – Sanctions below).

Section 4 – Applicability of the Code

A.

Personal Accounts[2] of Access Persons. This Code applies to all Personal Accounts of all Access Persons where Reportable Securities (as defined herein) are held and includes any account in which an Access Person has any direct or indirect beneficial ownership. In particular, a Personal Account includes (but is not limited to) an account maintained by or for:

a.	Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

b.	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

c.

Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

d.	Any trust or other arrangement which names the Access Person as a beneficiary; and

e.

Any partnership, corporation, or other entity of which the Access Person is a director, officer or general partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Upon receipt of this Code, each Access Person will be required to provide a comprehensive list of all Personal Accounts to RWC’s CCO.

Notes:

•

Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code unless the Solicitor/consultant, as part of his or her duties on behalf of RWC, (i) makes or participates in the making of investment recommendations for the Clients, or (ii) obtains information on recommended investments for the Clients.

•	Client Accounts. A client account includes any account managed by RWC which is not a Personal Account.

Section 5 – Restrictions on Personal Investing Activities

A.

General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Code.

It should be noted that Access Persons are strictly prohibited from trading in the issuers that are included on the Restricted List. Access Persons associated directly with the constructive activist strategies are prohibited from transacting in the same positions as the funds they manage. Issuers on the Restricted List include the issuers of securities that RWC has come into contact

[2]

Any account in which an Access Person has any Beneficial Ownership and that contains Reportable Securities. Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, agreement understanding, relationship or otherwise, (i) has or shares a direct or indirect financial interest in other than the receipt of an advisory fee, or (ii) possesses voting or investment power over securities or other investments.

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with material non-public information. To the extent that an Access Person owns a security of an issuer prior to that issuer being added to the Restricted List, the Access Person may not conduct transactions in such security until the issuer is no longer on the Restricted List. In the event that a member of a constructive activist team owns a security prior to employment at RWC or the implementation of this policy (a “Legacy Position”), and such security is held by a Client, the Access Person will not be allowed to trade in the position at all until such time that the constructive activist funds have exited the position.

B.

Pre-clearance of Transactions in Personal Account: All Access Persons must obtain the prior written approval of Compliance before engaging in transactions in Reportable Securities in his or her Personal Account with the exception of transactions effected pursuant to an automatic investment plan; securities held in accounts over which the access person has no direct or indirect influence; and transactions effected under a discretionary portfolio management service where there is no prior communication to the manager.

C.

Approval of a transaction, once given, is effective only for the business day on which approval was requested (or within 24 hours as permitted by Compliance at the time of approval) or until the Access Persons discovers that the information provided at the time the transaction was approved is no longer accurate. If the Access Person decides not to execute the transaction on the day pre-clearance approval is given, or the entire trade is not executed, the Access Person must request pre-clearance again at such time as the Access Person decides to execute the trade. In the event that the Access Person is granted approval to carry out a personal transaction, RWC requires that the Access Person observe a 30-day holding period, meaning any securities purchased must not be sold for 30-days after and including their acquisition point and conversely and securities sold not purchased within the moratorium period.

Section 6 – Reportable Securities Definition

For purposes of the reporting requirements detailed below, a Reportable Security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Investment Company Act[1], EXCEPT that it does NOT include:

•	Direct obligations of the Government of the United States

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•

Shares issued by registered open-end funds (i.e. mutual funds); provided that such funds are NOT registered funds managed by RWC or registered funds whose adviser or principal underwriter controls RWC, or is under common control with RWC (such funds, the “Reportable Funds”);

•

Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by RWC or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common control with RWC.

Section 7—Reporting by Access Persons

The requirements of this Section 7 apply to all RWC Access Persons. As noted above, the requirements will also apply to all transactions in accounts in the name of the Access Person’s spouse, minor children or dependent relatives in the same household, for which the Access Person is a trustee or executor or any

[1]

Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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other account in which the Access Person has a financial interest or over which the Access Person has investment discretion including RWC’s client accounts which the Access Person controls and in which the Access Person or a member of the Access Person’s household has a direct or indirect beneficial interest.

The requirements do not apply to securities acquired for accounts over which the Access Person has no direct or indirect control or influence.

A.	Personal Account / Initial Holdings Report.

Access Persons are required to provide Compliance with an Initial Holdings Report within 10 days of the date that such person became an Access Person (typically within 10 days of employment) that meets the following requirements:

i.

Must disclose all of the Access Person’s current securities holdings with the following content for each Reportable Security (as defined below) in which the Access Person has any direct or indirect Beneficial Ownership:

a.	title and type of reportable security;

b.	ticker symbol or CUSIP number (as applicable);

c.	number of shares;

d.	principal amount of each reportable security.

ii.	Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account.

iii.	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

iv.	The date upon which the report was submitted.

A form will be provided to Access Persons by Compliance.

B.

Annual Holdings Declaration. Access Persons must also provide Annual Holdings Declaration at least once during each 12 month period (the “Annual Holdings Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31 of each year. Access Persons will be prompted by the Compliance to submit their Annual Holdings Declaration.

C.	Exceptions from Reporting Requirements/Alternative to Quarterly Transaction Reports. This Section sets forth exceptions from the reporting requirements of this Code.

•

No Initial Holdings Report, Annual Holdings Report or Quarterly Transaction Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control;

•

Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan, e.g., dividend reinvestment plans (although holdings need to be included on Initial and Annual Holdings Reports);

•

Quarterly Transaction Reports are not required to be submitted with respect to purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities (although holdings need to be included on Initial and Annual Holdings Reports);

•

Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements (whether in hard copy or electronic) that an Access Person has already provided to Compliance; provided, that such broker trade confirm or account statements are provided to Compliance within 30 days of the end of the applicable calendar quarter. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

Access Persons that would like to avail themselves of this exemption should:

(1)	Ensure that the content of such broker confirms or account statements meet the content required for Quarterly Transaction Review Reports set forth above;

(2)	Inform the CCO that you would like to avail yourself of this reporting option and provide the CCO with the following for each of your Personal Accounts:

•	name of institution;

•	address of institution;

•	name of contact at institution;

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•	identification numbers for Personal Accounts held at institution; and

•	name of Personal Accounts held at institution.

F.

Annual Certification of Compliance. All RWC Access Persons must certify annually to the CCO that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by the CCO that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

G.	Review of Transactions and Holdings Reports. All transactions reports and holdings reports will be reviewed by the CCO.

Section 8—Sanctions

Potential violations of the Code of Ethics must be brought to the attention of the CCO or his or her designee, are investigated and, if appropriate, sanctions are imposed. Upon completion of the investigation, if necessary, the matter may also be reviewed by the CCO who will determine whether any further sanctions should be imposed. Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

Section 9—Exceptions

An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the Access Person to the CCO that such Access Person would suffer extreme financial hardship should an exception not be granted. Should the subject of the exception request involve a transaction in a security, a change in the Access Person’s investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

Section 10 – Protection of Material Non-Public Information About Securities/ Investment Recommendation

In addition to other provisions of the Code and the Manual (including the Insider Trading Procedures), Access Persons should note that RWC has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) the Clients. As such, Access Persons generally should not share such information outside of RWC. Notwithstanding the foregoing, Access Persons and RWC may provide such information to persons or entities providing services to RWC or the Clients where such information is required to effectively provide the services in question. Examples of such persons or entities are:

•	brokers;

•	accountants or accounting support service firms;

•	custodians;

•	transfer agents;

•	bankers; and

•	lawyers.

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by RWC, please see the CCO, who may consult with and rely upon the advice of RWC’s outside legal counsel as needed.

1.0	Introduction

1.1	As an FCA and SEC regulated firm, RWC is required to have robust systems and controls in place to ensure it to meets its regulatory and legal obligations. This includes appropriate management of potential and actual conflicts of interest, such as those that can arise from personal account dealing (“PAD”).

1.2	This policy forms part of RWC’s PAD Policy which is designed to take into account regulatory requirements and good practice. One such requirement is for all staff to provide initial and periodic disclosures of all relevant investment holdings, as described below.

1.3	Please note this policy applies to all RWC staff (including directors, partners, employees, on-site full-time contractors/temps), and their “Relevant Persons” which means their partners, dependants, and anyone else they advise, control, influence or assist in managing investments or with investment decisions or considerations regardless of whether this in an informal or formal capacity.

1.4	If you’re unsure how or if these obligations apply to you, or your Related Persons, please contact Compliance who can advise you accordingly.

2.0	Disclosure requirements

2.1	In order to fulfil your regulatory obligations, all staff are required to make initial, quarterly and annual holdings disclosures for both themselves and their Relevant Persons (collectively referred to as you/your throughout the remainder of this document). You can make these disclosures using just one form for both you and your Relevant Persons.

2.2	You are required to submit a list of all your personal dealing accounts and details of any Relevant Holdings using the Holdings Disclosure Form (Appendix A). For instructions on how to complete the form, please see the relevant section below or contact Compliance who will be happy to assist.

2.3	Disclosure is due within two weeks of joining the firm, followed by quarterly and annual disclosures (as and when prompted by Compliance.)

2.4	You can fulfil your quarterly and annual disclosure obligations in one of two ways:

(a) You can complete the Holdings Disclosure Form for each period when prompted; or

(b)   You can instruct your account providers to send monthly or quarterly statements of your Relevant Holdings to Compliance. You would then only be required to sign an attestation rather than complete a full Holdings Disclosures Form each period. If you wish to learn more about this method, please contact a member of Compliance who will assist you with the set-up.

2.5	If you have no personal accounts or Relevant Holdings, you will still be required to submit a Holdings Disclosure Form to declare that you have no personal accounts or Relevant Holdings. You will then only be required to sign a ‘no change’ periodic attestation for each following period.

2.6	Please note that the provision of timely and accurate Holdings Disclosure Form is a regulatory requirement.

3.0	Completing the form

3.1	Step 1: Listing your personal accounts

3.1.2	To the best of your knowledge and using the form in Appendix A, please list all personal dealing accounts where investments may be held or transacted in.

	Examples: • Brokerage accounts • Personal or group pensions • Non-cash ISAs • Trusts	Please note you will need to disclose Relevant Holdings in these accounts.

	• Discretionary managed accounts • Any account where you or your Related Persons are named beneficiary but over which you have no investment discretion	You need to disclose the existence of these accounts but not the underlying holdings

3.2	Step 2: Indication of Relevant Holdings

3.2.1	In the applicable column of the form’s table, identify the accounts over which neither you nor the Related Persons have control or influence. Please note you need to disclose the existence of these accounts but not the underlying holdings. Using the neighbouring column, identify the accounts which contain Relevant Holdings (see definition below).

3.2.2	What are Relevant Holdings?

Relevant Holdings required to be disclosed:	Exempt from disclosure:

•  Investments in non-retail funds e.g. hedge funds or funds generally not available to the public

•  Stocks, bonds, listed derivatives, ETFs

•  Speculative FX activity (spot, forwards)

•  OTC, CFDs, and financial spread-betting

•  Investments in unlisted/private companies

•  Any other investment not listed in the “exempt from disclosure” list

•  Any holding in any of the funds or managed accounts that are managed by any RWC affiliate (including on a discretionary or non-discretionary basis).

•  Open-ended funds that are made available to the retail market, UK Gilts and US Treasury bonds. (For the avoidance of doubt, RWC Funds SICAV are reportable – not exempt.)

•  FX activity for cash management purposes

•  Cash, Cash only ISAs, fixed term deposits, UK national savings bonds

•  Physical commodities such as property or gold bullion

•  Investments held in accounts formally set-up as discretionary managed accounts.

•  Investments held in accounts where you or the Relevant Person are a beneficiary but neither of you exercise any control, influence, or assistance in the management of the holdings (other than generic high level input).

Please note that investments may be deemed Relevant Holdings regardless of whether they are held in or outside an account structure (for example, shares and options in RWC, share certificates, and private investments etc. may be included.)

3.3	Step 3: Statements

3.3.1	Where you have indicated that Relevant Holdings are held, please attach to your form the latest detailed account statements available from your broker / account manager that shows the details of these holdings.

3.3.2	Generally speaking, statements can be downloaded from online platforms or emailed to you directly from your account provider; the pdf can then be printed and appended to your form. Please note the statement must be less than 45 calendar days old from the date of submission.

3.3.3	Where your Relevant Holdings are held outside an account structure, please use the additional table available on the form to detail your investments (or attach a separate sheet as necessary containing all the relevant information).

3.3.4	Once your disclosure is complete, please sign and date the form and return it to Compliance with the required statements appended.

4.0	Record-keeping

4.1	All PAD-related disclosures are managed, recorded, and logged by Compliance in a secure manner, and retained for no less than 5 years.

4.2	If you have any issues or concerns, especially around the security and privacy of these disclosures, please do not hesitate to contact Compliance.

Name:

I / My Relevant Persons do not maintain any Personal Accounts[1]	☐ If you tick both these boxes, please skip the tables, sign the declaration and return the form to Compliance.
I / My Relevant Persons do not maintain any Relevant Holdings[2]	☐

List of accounts

Please refer to 3.0 of the Holdings Disclosure Policy, ‘Completing the form’, for instructions.

					1	2	3
Account in the name of (i.e. your name or your Relevant Person’s name)	Relationship	Name of brokerage house or other institution in which the account is held	Account number	Account type	Is this a discretionary managed account and/or a blind trust (Y/N)? If Y, not necessary to answer columns 2 or 3.	Does the account contain Relevant Holdings[2] (Y/N)?	Is the account statement attached (Y/N)?
e.g. Jane Page	Self	Hargreaves Lansdowne	998-765-4321	SIPP	N	Y	Y
e.g. Louisa Edward Page	Daughter	J.P. Morgan	012-345-67	Wealth management account	Y

[1]	All personal dealing accounts where investments may be held or transacted in (see 3.1.2 of the Holdings Disclosure Procedure, for examples.)
[2]	Please refer to 3.2.2 of the Holdings Disclosure Procedure for examples of Relevant Holdings.

List of Relevant Holdings held outside an account structure

Please refer to 3.0 of the Holdings Disclosure Procedure, ‘Completing the form’, for instructions.

Holding in the name of (i.e. your name or your Relevant Person’s name)	Relationship	Type of Relevant Holdings	Quantity, if applicable (units/shares/or equivalent)	Value (please include currency	For private investment, please note ownership stake
e.g. Sofia Sanchez-Grant	Self	Shares in John Lewis	10,000	13,700 GBP	N/A

I certify that all information contained in this report is true and correct as of [insert date: ] [which must be a date within 45 days that this report is submitted to Compliance.]

Print name

Signature

Date